UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (date of earliest event reported): July 30, 2026
BOXLIGHT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-37564	36-4794936
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Ste. 900
Duluth, Georgia 30097
(Address Of Principal Executive Offices) (Zip Code)
678-367-0809
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former name or formed address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BOXL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 30, 2026, Ryan Zeek notified the Board of Directors (the “Board”) of Boxlight Corporation (the “Company”) of his resignation as chief financial officer of the Company, effective August 17, 2026. With the Company’s mutual agreement, Mr. Zeek will continue to serve in his role as Chief Financial Officer through August 17, 2026.
Mr. Zeek has agreed to provide transition support to the Company outside of regular business hours through September 30, 2026, with the specific details of such support to be determined during his remaining tenure with the Company.
Mr. Zeek’s resignation was voluntary and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Company thanks Mr. Zeek for his contributions and service during his tenure as chief financial officer and wishes him well in his future endeavors. Mr. Zeek’s departure will be subject to the terms of his employment agreement with the Company, effective as of October 8, 2025, including its notice, severance, and post-employment covenant provisions, to the extent applicable to a voluntary resignation. A description of the material terms of Mr. Zeek’s employment agreement was previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2025, and is incorporated herein by reference.
In connection with Mr. Zeek’s resignation, the Board has appointed Jennifer Grabow, age 39, as the Company’s interim chief financial officer, effective August 16, 2026, to serve until a permanent successor is appointed. From 2021 to 2025, Ms. Grabow previously served as the Company’s controller and recently rejoined the Company. Prior to joining the Company in 2021, Ms. Grabow spent six and a half years in the audit practice of KPMG LLP. Ms. Grabow is a Certified Public Accountant (CPA).
On August 3, 2026, the Company and Ms. Grabow entered into an interim chief financial officer appointment agreement (the “Appointment Agreement”), pursuant to which, Ms. Grabow will serve as the Company’s interim chief financial officer, effective August 16, 2026. Under the Appointment Agreement, Ms. Grabow will be responsible for the overall day-to-day accounting and finance operations of the Company. In addition, Ms. Grabow shall have such other duties as are normally associated with the capacity in which Ms. Grabow will be serving, as well as such other duties as may be assigned from time to time by the Company’s chief executive officer. The Company will pay to Ms. Grabow a salary at an annual rate of Two Hundred Ten Thousand Dollars ($210,000). Such salary shall be paid to Ms. Grabow on a semi-monthly basis in accordance with the customary payroll practices of the Company. The Company or the Board will review the amount of Ms. Grabow’s salary annually, and it may be adjusted at the discretion of the Board. In addition to the salary, Ms. Grabow is eligible to receive a quarterly performance-based bonus. The total annualized value of the performance-based bonus will be 25% annually, 6.25% quarterly, for on target performance.
In addition to the salary and quarterly bonus, Ms. Grabow shall be eligible to participate in all employee benefit plans including medical, disability, 401K and other employee benefit plans and programs generally provided by the Company to its senior staff from time to time hereafter, subject to, and to the extent Ms. Grabow is eligible for the respective terms of such benefit plans and programs. Ms. Grabow acknowledges and agrees that she is an “at-will” employee, and that the Appointment Agreement and her services may be terminated at any time, with or without Cause (as defined in the Appointment Agreement), at the option of either Ms. Grabow or the Company, with notice.
The foregoing summary of the Appointment Agreement does not purport to be complete and is qualified in its entirety by reference to the Appointment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
There are no family relationships between Ms. Grabow and any director or executive officer of the Company. To the best knowledge of the Company, neither Ms. Grabow nor any of her immediate family members is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Appointment Agreement dated August 3, 2026 by and between Jennifer Grabow and the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOXLIGHT CORPORATION

Dated:	August 4, 2026
By: /s/ Michael Pope
Name: Michael Pope
Title: Principal Executive Officer